Exhibit 99.1
                                           IMMEDIATE RELEASE
                                                                                April 29, 2009

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO) the holding company for Quaint Oak Bank, announced today that net income for the quarter ended March 31, 2009 was $137,000, or $0.12 per basic share, compared to $97,000, or $0.08 per basic share for the same period in 2008.

Robert T. Strong, President and Chief Executive Officer, stated, “We have posted an impressive 41% gain in net income over the same period a year ago.  It is important to note, however, that supporting this increase has been our ability to seek out and attract good loans.  Since March 31, 2008, we have increased net loan balances by $9.2 million, or 14.6% in an otherwise contracting market, while our non-performing loans have been reduced from 4.07% as a percent of net total loans receivable, to 0.80% during this same period.  Although net income is the main measurement of a business, I believe that even more important in this economic downturn is the growth and performance in the Bank’s loan portfolio.”

Mr. Strong continued, “We have previously referenced the “Keep to Basics” approach and we believe that has so far guided the Bank through these current difficult economic times.  Moving forward, we anticipate that new opportunities which complement our business strategy will continue to support the bottom line and provide strength in diversity of income.  As always, our focus on long-term profitability, payment of dividends, along with an active stock repurchase program, continue to reflect the Company’s strong commitment to shareholder value."

Net income amounted to $137,000 for the three months ended March 31, 2009, an increase of $40,000, or 41.2% compared to net income of $97,000 for the same period in 2008.  The increase in net income on a quarter over quarter basis was primarily the result of an increase of $162,000 in net interest income and a $9,000 increase in non-interest income, which were offset by a $25,000 increase in the provision for loan losses, a $79,000 increase in non-interest expense, and a $27,000 increase in income tax expense.  The increase in non-interest expense was primarily attributable to a $65,000 increase in salaries and employee benefits and a $25,000 increase in professional fees for the three months ended March 31, 2009 compared to the same period in 2008.

The $162,000, or 28.5% increase in net interest income for the three months ended March 31, 2009 over the comparable period in 2008 was driven by an increase in interest income of $176,000, or 14.9%, offset by an increase of $14,000, or 2.3% in interest expense.  The increase in interest income resulted primarily from a $13.7 million increase in average interest-earning assets, which was partially offset by a 21 basis point decrease in the overall yield on interest-earning assets to 6.24% for the three months ended March 31, 2009 from 6.45% for same period in 2008. The increase in interest expense resulted primarily from a $15.1 million increase in average interest-bearing liabilities, which was partially offset by an 84 basis point decrease in the overall cost of interest-bearing liabilities to 3.50% for the three months ended March 31, 2009 from 4.34% for the comparable period in 2008.  The average interest spread and net interest margin increased for the three months ended March 31, 2009, to 2.74% and 3.36%, respectively, from 2.11% and 3.10%, respectively, for the same period in 2008.

The Company’s total assets at March 31, 2009 were $91.2 million, an increase of $2.8 million, or 3.2%, from $88.4 million at December 31, 2008.  This increase was primarily due to growth in loans receivable, net of the allowance for loan losses, of $3.4 million and cash and cash equivalents of $1.2 million.  Offsetting these increases was a decline in investment securities of $1.5 million and a decline in mortgage-backed securities of $423,000.  Asset growth for the three months ended March 31, 2009 was primarily funded by a $5.7 million increase in deposits.  Deposit growth was also used to pay-down FHLB advances of $2.8 million.

Total interest-bearing deposits increased $5.7 million, or 9.7%, to $64.7 million at March 31, 2009 from $59.0 million at March 31, 2008.  This increase was attributable to increases of $4.9 million in certificates of deposit, $596,000 in e-savings accounts, $208,000 in statement savings accounts, and $34,000 in passbook accounts.

Total stockholders’ equity increased $3,000 to $17.3 million at March 31, 2009.  This small increase from December 31, 2008 was the result of net income for the three months ended March 31, 2009 of $137,000, and a decrease in unallocated shares held by the ESOP of $17,000 and $27,000 of compensation expense related to stock compensation plans, offset by the purchase of 18,932 shares of the Company’s common stock in the open-market as part of the Company’s stock repurchase program for an aggregate purchase price of $145,000, and dividends paid of $33,000.

Non-performing loans amounted to $580,000, or 0.8% of net loans receivable at March 31, 2009, consisting of five loans, two of which are 90 days or more past due and accruing interest and three of which are on non-accrual status compared to $439,000 at December 31, 2008.  The non-performing loans at March 31, 2009 include two one-to-four family owner occupied residential loans, two commercial real estate loans and one home equity loan and all are generally well-collateralized or adequately reserved for.  Management does not anticipate any significant losses on these loans.  During the quarter ended March 31, 2009, two loans were placed on non-accrual status resulting in the reversal of $11,000 of previously accrued interest income, and one loan for $208,000 was transferred to other real estate owned.  Not included in non-performing loans are performing troubled debt restructurings which totaled $1.4 million at March 31, 2009 compared to $921,000 at December 31, 2008.  Non-performing assets amounted to $1.5 million, or 1.67% of total assets at March 31, 2009.  The allowance for loan losses as a percent of total loans receivable was 1.01% at March 31, 2009 and 0.98% at December 31, 2008.   Other real estate owned was $940,000 at March 31, 2009 compared to $732,000 at December 31, 2008.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its banking office located in Bucks County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Balance Sheets
(In Thousands)
	At March 31, 2009	At December 31, 2008
ASSETS	(Unaudited)	(Unaudited)

Cash and cash equivalents	$ 2,202	$ 1,035
Investment in interest-earning time deposits	3,760	3,735
Investment securities held to maturity (fair value-2009 $757; 2008 $2,263)	750	2,250
Mortgage-backed securities held to maturity (fair value-2009 $9,794; 2008 $10,132)	9,354	9,777
Loans receivable, net of allowance for loan losses
2009 $740; 2008 $689	72,668	69,310
Accrued interest receivable	390	355
Investment in FHLB stock, at cost	797	797
Bank premises and equipment, net	60	67
Prepaid expenses and other assets	1,217	1,055

Total Assets	$91,198	$88,381

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits, interest-bearing	$64,706	$58,981
Federal Home Loan Bank advances	8,350	11,150
Accrued interest payable	140	138
Advances from borrowers for taxes and insurance	621	729
Accrued expenses and other liabilities	105	110
Total Liabilities	73,922	71,108

Stockholders’ Equity	17,276	17,273

Total Liabilities and Stockholders’ Equity	$91,198	$88,381

QUAINT OAK BANCORP, INC.
Statements of Income
(In Thousands, except share data)

	For the Three Months Ended March 31,
	2009	2008
	(Unaudited)
Interest Income	$ 1,356	$ 1,180
Interest Expense	626	612
Net Interest Income	730	568
Provision for Loan Losses	62	37
Net Interest Income after Provision for Loan Losses	668	531
Non-Interest Income	20	11
Non-Interest Expense	461	382
Income before Income Taxes	227	160
Income Taxes	90	63

Net Income	$ 137	$ 97
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Per Common Share Data:	Three Months Ended March 31,
	2009	2008
Earnings per share - basic	$ 0.12	$ 0.08
Average shares outstanding - basic	1,189,263	1,280,322
Earnings per share - diluted	$ 0.12	$ 0.08
Average shares outstanding - diluted	1,189,263	1,280,322

	Three Months Ended March 31,
Selected Operating Ratios:	2009	2008
Average yield on interest-earning assets	6.24%	6.45%
Average rate on interest-bearing liabilities	3.50%	4.34%
Average interest rate spread	2.74%	2.11%
Net interest margin	3.36%	3.10%
Average interest-earning assets to average interest-bearing liabilities	121.59%	129.86%
Efficiency ratio	61.47%	65.98%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.80%	4.07%
Non-performing assets as a percent of total assets	1.67%	3.54%
Allowance for loan losses as a percent of non-performing loans	127.59%	26.94%
Allowance for loan losses as a percent of total loans receivable	1.01%	1.10%

(1) Asset quality ratios are end of period ratios.
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